Exhibit 3.12
AMENDMENT TO OPERATING AGREEMENT
OF
BLACK GAMING, LLC
The Operating Agreement of Black Gaming, LLC, a Nevada limited liability company (the “Company”), is amended thusly, after the consent of a Member holding over Fifty Percent (50%) of the Units of the Company, effective as of January 13, 2009 (the “Effective Date”):
AMENDMENT
WHEREAS: Section 5.1.3 of the Operating Agreement of Black Gaming, LLC, executed as of December 31, 2006 (the “Operating Agreement”), provides that a Member may propose that the Company authorize any action under the Operating Agreement by written consent in lieu of a meeting; all terms not otherwise defined herein have the meaning ascribed to such terms in the Operating Agreement.
The Operating Agreement is hereby amended by adding Section 4.6 of the Operating Agreement, as follows:
“4.6 Indemnification.
4.6.1 Company’s Obligations. The Company shall indemnify and hold harmless each Member, Manager, employee or agent of the Company (each, a “Covered Person”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees, costs and disbursements), judgments, fines, amounts to be paid under any settlement and other amounts (“Indemnified Costs”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Covered Person is a Covered Person at the time any such Indemnified Cost is paid or incurred, except that no Covered Person shall be entitled to be indemnified in respect of any Indemnified Cost incurred by such Covered Person by reason of such Covered Person’s fraud, gross negligence, willful misconduct or breach of an agreement with the Company; provided, however, that any indemnity under this Section 4.6 shall be provided out of and to the extent of the Company’s assets only, and no Covered Person shall have any personal liability on account thereof.

4.6.2 Coverage. The indemnification provided by this Section 4.6 shall be in addition, and not in lieu of, to any other rights to which a Covered Person may be entitled under any agreement with the Company, as a matter of law or equity, or otherwise, both as to an action in the Covered Person’s capacity as a Covered Person and as to an action in another capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of each Covered Person.
4.6.3 Reimbursement. Notwithstanding any other provision of this Section 4.6, the Company shall pay or reimburse Indemnified Costs incurred by a Covered Person in connection with such Covered Person’s appearance as a witness on behalf of the Company or other participation at the request of the Company in a proceeding involving or affecting the Company at a time when the Covered Person is not a named defendant or respondent in the proceeding.
4.6.4 Expenses; Advances. To the fullest extent permitted by law, the Company shall from time to time advance expenses (including, without limitation, reasonable attorneys’ fees), incurred by a Covered Person in defending any claim, demand, action, suit or proceeding prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be finally determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified by the Company.”
Any provisions in the Operating Agreement that are in conflict with the terms of this Amendment are hereby deemed to be no longer in effect and the terms of the Amendment shall control. Any provisions in the Operating Agreement that are not revised in the Amendment shall survive, unchanged, as set forth in the Operating Agreement. The invalidity or unenforceability of any provision of the Amendment shall not affect the validity or enforceability of the remainder of this Amendment or the Operating Agreement.
IN WITNESS WHEREOF, the undersigned, being a Member of the Company holding over 50% of the Units, has executed this consent to be delivered to the Company and effective as of the Effective Date.

MEMBER:
/s/ Robert R. Black, Sr.
Robert R. Black, Sr., as trustee for
Robert R. Black Sr. Gaming Properties Trust u/a/d May 24, 2004